Exhibit 3.1(b)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

FTAC GENERAL ACQUISITION CORP.

FTAC GENERAL ACQUISITION CORP. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on December 18, 2020, (the “Certificate of Incorporation”).

2.	Article 1 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FIRST. The name of this corporation is FTAC PARNASSUS ACQUISITION CORP. (the “Corporation”).”

3.	This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.	All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its name and on its behalf as of the 28th day of December, 2020.

/s/ Rachel L. Bradley
Name:	Rachel L. Bradley
Title:	Authorized Signatory

[Signature page to Certificate of Amendment to Certificate of Incorporation]